Exhibit 99.1

INTERVEST BANCSHARES CORPORATION

Reports 2012 Third Quarter Earnings of $2.2 Million or $0.10 per share

Business Editors—New York – (Business Wire—October 15, 2012)

Intervest Bancshares Corporation (NASDAQ-GS:IBCA), parent company of Intervest National Bank, today reported net earnings for the third quarter of 2012 (“Q3-12”) of $2.2 million, or $0.10 per common share, compared to $2.6 million, or $0.12 per share, for the third quarter of 2011 (“Q3-11”). For the first nine months of 2012 (“9mths-12”), net earnings amounted to $7.3 million or $0.34 per share, compared to $6.8 million, or $0.32 per share, for the first nine months of 2011 (“9mths-11”).

Key Points Follow:

•

Intervest National Bank’s regulatory capital ratios continued to increase through the retention of earnings and a gradual reduction in the size of its balance sheet. The Bank’s ratios at September 30, 2012 were as follows: Tier One Leverage—13.24%; Tier One Risk-Based—18.41%; and Total Risk-Based Capital—19.67%; well above its minimum requirements of 9%, 10% and 12%, respectively. Tier One capital amounted to $237 million and was $76 million in excess of the required minimum for the Tier One Leverage ratio.

•	New loan originations increased to $159 million in the 9mths-12 period, from $50 million in 9mths-11.

•

Nonaccrual loans decreased to $48 million at September 30, 2012, from $57 million at December 31, 2011. Nonaccrual loans include certain restructured loans (TDRs) that are current as to payments and performing in accordance with their renegotiated terms, but are required to be classified nonaccrual based on regulatory guidance. At September 30, 2012, such loans totaled $39 million compared to $46 million at December 31, 2011. These loans were yielding approximately 5% at September 30, 2012.

•

Real estate owned through foreclosure (REO) decreased to $21.9 million at September 30, 2012, from $28.3 million at December 31, 2011, reflecting $4.9 million of sales and $2.9 million of writedowns, partially offset by $1.4 million of additions.

•	Provisions for loan and real estate losses decreased to $1.0 million in Q3-12 from $2.9 million in Q3-11, and $2.9 million in 9mths-12 from $6.9 million in 9mths-11.

•

Operating expenses amounted to $4.2 million in Q3-12, compared to $3.6 million in Q3-11, and $12.5 million in 9mths-12, compared to $12.1 million in 9mths-11. The Company’s efficiency ratio (which measures its ability to control expenses as a percentage of revenues) continued to be favorable and was 38% for Q3-12 and 9mths-12.

•

The net interest margin (exclusive of loan prepayment income) increased to 2.32% in Q3-12 and 2.23% in 9mths-12, from 2.13% and 2.17% for the same periods of 2011. Net interest and dividend income, which was affected by a smaller balance sheet, amounted to $9.8 million in Q3-12 compared to $10.4 million in Q3-11, and $29.5 million in 9mths-12 compared to $31.7 million in 9mths-11.

•	Book value per common share (after subtracting preferred dividends in arrears) increased to $8.28 at September 30, 2012.

Net earnings for Q3-12 decreased by $0.4 million from Q3-11 due to a $0.6 million decrease in net interest and dividend income (as detailed below), a $0.8 million decrease in noninterest income (reflecting less income from loan prepayments), a $0.8 million increase in real estate expenses (due primarily to increased repairs, maintenance and insurance costs on REO) and a $0.6 million increase in operating expenses (due primarily to a $0.4 million aggregate increase in salaries, benefits and stock compensation expense including the impact of several new officer positions filled during 2012). The sum of these items was partially offset by a $1.9 million decrease in the total provision for loan and real estate losses (resulting primarily from fewer loans outstanding and fewer credit rating downgrades) and a $0.5 million decrease in income tax expense (due to lower pre-tax income). The effective income tax rate was 46% in Q3-12 and 47% in Q3-11.

The decrease in net interest and dividend income was largely due to a planned reduction in the size of the Bank’s balance sheet. In Q3-12, total average interest-earning assets decreased by $245 million from Q3-11, reflecting decreases of $66 million in average loans and $179 million in average total securities and overnight investments. At the same time, average deposits and borrowed funds decreased by $222 million and $12 million, respectively, while average stockholders’ equity increased by $13 million. The net interest margin benefited from an improved interest rate spread, partially offset by an $11 million decrease in net average interest-earning assets (due to a higher level of cash on hand). The spread increased by 20 basis points due to the steady reduction in rates paid on deposits and run off of higher-cost CDs and borrowings, largely offset by payoffs of higher yielding loans and calls of security investments, coupled with the re-investment of a large portion of these cash inflows into new loans and securities at lower market interest rates. Overall, the average cost of funds decreased by 46 basis points to 2.35% in Q3-12, from 2.81% in Q3-11, while the average yield on earning assets decreased at a slower pace or by 26 basis points to 4.48% in Q3-12, from 4.74% in Q3-11.

Net earnings for 9mths-12 increased by $0.5 million over 9mths-11 due to a $4.0 million decrease in the total provision for loan and real estate losses and a $0.4 million increase in noninterest income, partially offset by a $2.2 million decrease in net interest and dividend income, a $0.8 million increase in real estate expenses, a $0.4 million increase in operating expenses and a $0.5 million increase in income tax expense.

Total assets at September 30, 2012 decreased to $1.75 billion from $1.97 billion at December 31, 2011, primarily reflecting a $260 million decrease in security investments, partially offset by a $64 million increase in cash and short-term investments. The Bank expects to utilize a large portion of the increase in cash to fund new loans.

Securities held to maturity decreased to $440 million at September 30, 2012 from $700 million at December 31, 2011, reflecting calls of securities exceeding new purchases. A portion of the resulting proceeds was used to fund planned deposit outflow and a portion was being held temporarily in cash and short-term investments as denoted above. At September 30, 2012, the securities portfolio, which represented 25% of total assets and was comprised nearly all of U.S. government agency debt ($347 million) and residential mortgage-backed pass through securities ($89 million), had a weighted-average expected yield, remaining life and remaining contractual maturity of 1.32%, 1.3 years and 7.2 years, respectively.

Loans totaled $1.15 billion at September 30, 2012, compared to $1.16 billion at December 31, 2011. The decrease reflected $132 million of payoffs, $33 million of amortization and $2.5 million of chargeoffs, mostly offset by $159 million of new loans. Loans paid off had a weighted-average yield of 6.24%. New loans, nearly all with fixed interest rates, had a weighted-average yield, term and loan-to-value ratio of 4.64%, 6.0 years and 58%, respectively.

Nonaccrual loans and REO aggregated to $70 million, or 4.0% of total assets, at September 30, 2012, compared to $86 million, or 4.3%, at December 31, 2011. Nonaccrual loans totaled $48 million at September 30, 2012 and $57 million at December 31, 2011, and included $39 million (12 loans) and $46 million (12 loans) of TDRs that were current at each date, respectively. One loan ($5.5 million) was upgraded and classified as an accruing TDR in June 2012. All the TDRs classified as nonaccrual have performed as agreed under their renegotiated terms and interest income is being recorded on a cash basis. Based on annual updated appraisals received on the underlying collateral properties, a portion of four TDRs (or $1.6 million of aggregate principal) was charged off for financial statement purposes during 9mths-12. The borrowers remain obligated to pay all contractual principal due on the TDRs.

The allowance for loan losses at September 30, 2012 was $28.4 million, representing 2.46% of total net loans, compared to $30.4 million, or 2.61%, at December 31, 2011. The allowance included specific reserves for impaired loans (comprised of all nonaccrual loans as well as accruing TDRs) at each date totaling $5 million and $8 million, respectively.

At September 30, 2012, the Company had a deferred tax asset totaling $32 million, which included remaining unused NOL and AMT credit carryforwards totaling $22 million for Federal tax purposes and $52 million for State and Local tax purposes. These carryforwards are available to reduce taxes payable on the Company’s future taxable income.

Deposits at September 30, 2012 decreased to $1.43 billion from $1.66 billion at December 31, 2011, primarily reflecting a $210 million decrease in CD accounts, of which $43 million were brokered. At September 30, there were $85 million of brokered CDs outstanding with a rate of 4.89% and $36 million mature within one year. The Bank expects to repay these CDs as they mature.

Borrowed funds and related interest payable at September 30, 2012 decreased to $69.5 million, from $78.6 million at December 31, 2011, due to the maturity and repayment of $10.5 million of FHLB borrowings, partially offset by a $1.4 million increase in accrued interest payable on trust preferred securities (TRUPs). Since February 2010, as required by its regulator and as permitted by the underlying documents, the Company has suspended the payment of interest on $55 million of its debt in the form of TRUPs as well as the declaration and payment of dividends on $25 million of TARP preferred stock held by the U.S. Treasury.

Stockholders’ equity increased to $207 million at September 30, 2012 from $198 million at December 31, 2011, primarily due to $8.7 million of net earnings before preferred dividend requirements.

Intervest Bancshares Corporation (IBC) is a bank holding company. Its operating subsidiary is Intervest National Bank (INB), a nationally chartered commercial bank that has its headquarters and full-service banking office at One Rockefeller Plaza, in New York City, and a total of six full-service banking offices in Clearwater and Gulfport, Florida. IBC’s Common Stock is listed on the NASDAQ Global Select Market: Trading Symbol IBCA. This release may contain forward-looking information. Words such as “may,” “will,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “assume,” “indicate,” “continue,” “target,” “goal,” and similar words or expressions of the future are intended to identify forward-looking statements. Except for historical information, the matters discussed herein are subject to certain risks and uncertainties that may adversely affect our business, financial condition and results of operations. The following factors, among others, could cause actual results to differ materially from those set forth in forward looking statements: the regulatory agreements to which IBC and INB are currently subject to and any operating restrictions arising therefrom including availability of regulatory approvals or waivers; changes in economic conditions and real estate values both nationally and in our market areas; changes in our borrowing facilities, volume of loan originations and deposit flows; changes in the levels of our non-interest income and provisions for loan and real estate losses; changes in the composition and credit quality of our loan portfolio; legislative or regulatory changes, including increased expenses arising therefrom; changes in interest rates which may reduce our net interest margin and net interest income; increases in competition; technological changes which we may not be able to implement; changes in accounting or regulatory principles, policies or guidelines; changes in tax laws and our ability to utilize our deferred tax asset, including NOL and AMT carryforwards; and our ability to attract and retain key members of management. Reference is made to IBC’s filings with the SEC for further discussion of risks and uncertainties regarding our business. Historical results are not necessarily indicative of our future prospects.

Contact: Lowell S. Dansker, Chairman; Phone 212-218-2800 Fax 212-218-2808.

Selected Consolidated Financial Information Follows.

INTERVEST BANCSHARES CORPORATION

Selected Consolidated Financial Information

(Dollars in thousands, except per share amounts)		Quarter Ended September 30,		Nine-Months Ended September 30,
Selected Operating Data:		2012	2011	2012	2011
Interest and dividend income		$19,082	$23,160	$59,486	$70,671
Interest expense		9,223	12,729	29,964	39,016
Net interest and dividend income		9,859	10,431	29,522	31,655
Provision for loan losses		-	2,191	-	4,978
Noninterest income		1,187	2,004	3,718	3,334
Noninterest expenses:
Provision for real estate losses		1,025	701	2,933	1,979
Real estate expenses		883	121	1,822	1,000
Operating expenses		4,160	3,578	12,473	12,087
Earnings before income taxes		4,978	5,844	16,012	14,945
Provision for income taxes		2,300	2,771	7,320	6,833
Net earnings before preferred dividend requirements		2,678	3,073	8,692	8,112
Preferred dividend requirements (1)		453	435	1,345	1,290
Net earnings available to common stockholders		$2,225	$2,638	$7,347	$6,822
Basic and diluted earnings per common share		$0.10	$0.12	$0.34	$0.32
Average shares used for basic earnings per share		21,589,744	21,126,489	21,558,092	21,126,489
Average shares used for diluted earnings per share (2)		21,590,722	21,126,489	21,558,368	21,126,489
Common shares outstanding at end of period		21,589,589	21,126,489	21,589,589	21,126,489
Common stock options/warrants outstanding at end of period (2)		1,041,122	1,045,422	1,041,122	1,045,422
Yield on interest-earning assets		4.48%	4.74%	4.50%	4.85%
Cost of funds		2.35%	2.81%	2.45%	2.90%
Net interest margin (3)		2.32%	2.13%	2.23%	2.17%
Return on average assets (annualized)		0.59%	0.60%	0.62%	0.53%
Return on average common equity (annualized)		5.93%	7.31%	6.53%	6.54%
Effective income tax rate		46%	47%	46%	46%
Efficiency ratio (4)		38%	29%	38%	35%
Average loans outstanding		$1,162,038	$1,228,049	$1,162,224	$1,281,126
Average securities outstanding		524,000	705,291	595,455	653,943
Average short-term investments outstanding		7,987	6,179	7,576	13,204
Average assets outstanding		1,814,884	2,036,412	1,882,314	2,037,215
Average interest-bearing deposits outstanding		$1,494,247	$1,716,529	$1,565,268	$1,720,306
Average borrowings outstanding		66,213	78,148	67,918	79,678
Average stockholders’ equity		205,206	192,314	201,953	189,396
	At Sep 30,	At Jun 30,	At Mar 31,	At Dec 31,	At Sep 30,
Selected Financial Condition Information:	2012	2012	2012	2011	2011
Total assets	$1,751,880	$1,862,110	$1,909,052	$1,969,540	$1,991,245
Cash and short-term investments	94,268	122,378	89,839	29,863	36,798
Securities held to maturity	440,002	535,056	590,959	700,444	678,118
Loans, net of unearned fees	1,155,171	1,137,780	1,155,437	1,163,790	1,199,770
Allowance for loan losses	28,382	28,844	29,169	30,415	32,365
Allowance for loan losses/net loans	2.46%	2.54%	2.52%	2.61%	2.70%
Deposits	1,432,209	1,554,615	1,599,653	1,662,024	1,678,003
Borrowed funds and accrued interest payable	69,487	72,528	72,064	78,606	78,156
Preferred stockholder’s equity	24,528	24,431	24,335	24,238	24,141
Common stockholders’ equity	182,580	179,690	176,716	173,293	170,164
Common book value per share (5)	8.28	8.16	8.04	8.07	7.94
Loan chargeoffs for the quarter	$548	$498	$1,430	$2,044	$1,667
Loan recoveries for the quarter	86	173	184	54	69
Real estate chargeoffs for the quarter	3,642	-	-	-	-
Security impairment writedowns for the quarter	-	-	157	-	96
Nonaccrual loans (6)	$47,957	$50,643	$53,208	$57,240	$59,707
Real estate owned, net of valuation allowance	21,858	26,370	27,767	28,278	27,005
Investment securities on a cash basis	4,221	4,221	4,221	4,378	4,378
Accruing troubled debt restructured (TDR) loans (7)	14,167	14,596	8,980	9,030	5,601
Loans 90 days past due and still accruing	6,503	5,290	2,798	1,925	8,571
Loans 60-89 days past due and still accruing	15,477	1,902	6,303	3,894	939
Loans 31-59 days past due and still accruing	50	-	11,840	24,876	-
(1)	Represents dividend requirements on cumulative preferred stock held by the U.S. Treasury and amortization of related preferred stock discount.
(2)	Outstanding options/warrants to purchase 1,041,122 shares and 1,045,422 shares were not dilutive for the 2012 and 2011 periods, respectively.
(3)	Net interest margin is reported exclusive of income from loan prepayments, which is included as a component of noninterest income. Inclusive of such income, the margin would compute to 2.49%, 2.46%, 2.44% and 2.31%, respectively.
(4)	Represents operating expenses as a percentage of net interest and dividend income plus noninterest income.
(5)	Represents common stockholders’ equity less preferred dividends in arrears of $3.8 million, $3.5 million, $3.1 million, $2.8 million and $2.4 million, respectively, divided by common shares outstanding.
(6)	Include performing TDRs maintained on nonaccrual status of $39 million, $39 million, $44 million, $46 million and $37 million, respectively.
(7)	Represent loans whose terms have been modified mostly through the deferral of principal and/or a partial reduction in interest payments, or extension of maturity date. All loans were performing and current as of September 30, 2012 and were yielding approximately 6.1%.

INTERVEST BANCSHARES CORPORATION

Consolidated Financial Highlights

	At or For The Period Ended
($ in thousands, except per share amounts)	Nine-Months Ended Sep 30, 2012	Year Ended Dec 31, 2011	Year Ended Dec 31, 2010	Year Ended Dec 31, 2009	Year Ended Dec 31, 2008
Balance Sheet Highlights:
Total assets	$1,751,880	$1,969,540	$2,070,868	$2,401,204	$2,271,833
Cash and short-term investments	94,268	29,863	23,911	7,977	54,903
Securities held to maturity	440,002	700,444	614,335	634,856	475,581
Loans, net of unearned fees	1,155,171	1,163,790	1,337,326	1,686,164	1,705,711
Allowance for loan losses	28,382	30,415	34,840	32,640	28,524
Allowance for loan losses/net loans	2.46%	2.61%	2.61%	1.94%	1.67%
Deposits	1,432,209	1,662,024	1,766,083	2,029,984	1,864,135
Borrowed funds and accrued interest payable	69,487	78,606	84,676	118,552	149,566
Preferred stockholder’s equity	24,528	24,238	23,852	23,466	23,080
Common stockholders’ equity	182,580	173,293	162,108	190,588	188,894
Common book value per share (1)	8.28	8.07	7.61	23.04	22.84
Market price per common share	3.80	2.65	2.93	3.28	3.99
Asset Quality Highlights
Nonaccrual loans	$47,957	$57,240	$52,923	$123,877	$108,610
Real estate owned, net of valuation allowance	21,858	28,278	27,064	31,866	9,081
Investment securities on a cash basis ..	4,221	4,378	2,318	1,385	—
Accruing troubled debt restructured loans (2)	14,167	9,030	3,632	97,311	—
Loans past due 90 days and still accruing	6,503	1,925	7,481	6,800	1,964
Loans past due 31-89 days and still accruing	15,527	28,770	11,364	5,925	18,943
Loan chargeoffs	2,476	9,598	100,146	8,103	4,227
Loan recoveries	443	155	883	1,354	—
Real estate chargeoffs	3,642	—	15,614	—	—
Impairment writedowns on security investments	157	201	1,192	2,258	—
Statement of Operations Highlights:
Interest and dividend income	$59,486	$92,837	$107,072	$123,598	$128,497
Interest expense	29,964	50,540	62,692	81,000	90,335
Net interest and dividend income	29,522	42,297	44,380	42,598	38,162
Provision for loan losses	—	5,018	101,463	10,865	11,158
Noninterest income	3,718	4,308	2,110	297	5,026
Noninterest expenses:
Provision for real estate losses	2,933	3,349	15,509	2,275	518
Real estate expenses	1,822	1,619	4,105	4,945	4,281
Operating expenses	12,473	15,861	19,069	19,864	14,074
Earnings (loss) before income taxes	16,012	20,758	(93,656)	4,946	13,157
Provision (benefit) for income taxes	7,320	9,512	(40,348)	1,816	5,891
Net earnings (loss) before preferred dividend requirements	8,692	11,246	(53,308)	3,130	7,266
Preferred dividend requirements (3)	1,345	1,730	1,667	1,632	41
Net earnings (loss) available to common stockholders	$7,347	$9,516	$(54,975)	$1,498	$7,225
Basic earnings (loss) per common share	$0.34	$0.45	$(4.95)	$0.18	$0.87
Diluted earnings (loss) per common share	$0.34	$0.45	$(4.95)	$0.18	$0.87
Average common shares used to calculate:
Basic earnings (loss) per common share	21,558,092	21,126,187	11,101,196	8,270,812	8,259,091
Diluted earnings (loss) per common share	21,558,368	21,126,187	11,101,196	8,270,812	8,267,781
Common shares outstanding	21,589,589	21,125,289	21,126,489	8,270,812	8,270,812
Other ratios:
Net interest margin (4)	2.23%	2.18%	2.11%	1.83%	1.79%
Return on average assets	0.62%	0.56%	-2.42%	0.13%	0.34%
Return on average common equity	6.53%	6.74%	-32.20%	1.65%	3.94%
Effective income tax rate	46%	46%	43%	37%	45%
Efficiency ratio (5)	38%	34%	41%	46%	33%
(1)	Represents common stockholders’ equity less preferred dividends in arrears ($3.8 million at September 30, 2012, $2.8 million at December 31, 2011 and $1.4 million at December 31, 2010) divided by common shares outstanding.
(2)	Represent loans whose terms have been modified mostly through the deferral of principal and/or a partial reduction in interest payments.
(3)	Represents dividend requirements on cumulative preferred stock held by the U.S. Treasury and amortization of related preferred stock discount.
(4)	Net interest margin is reported exclusive of income from loan prepayments, which is included as a component of noninterest income. Inclusive of such income, the margin would compute to 2.44%, 2.31%, 2.17%, 1.89% and 1.90%, respectively.
(5)	Represents operating expenses as a percentage of net interest and dividend income plus noninterest income.